Exhibit 99.1

Mind Technology Inc. Announces Adjournment of Special Meeting of Preferred Stockholders

Mind Technology Inc. (Ticker: MINDP) recently announced that the June 27th, 2024 Special Meeting of Preferred Stockholders is being adjourned until July 11th, 2024, to provide preferred stockholders with additional time to vote on Proposal 1, Amendment to the Preferred Stock Certificate.

Our records indicate your account is currently unvoted.

Please vote your shares of stock now so that your vote can be counted without delay. Voting is easy. You may use one of the options below to ensure that your vote is promptly recorded in time for the Annual Meeting now adjourned to July 11th, 2024:

■	VOTE BY TOUCH-TONE PHONE: You may cast your vote by calling the toll-free number on the enclosed proxy card. Follow the instructions on your proxy card to cast your vote.

■	VOTE VIA THE INTERNET: You may cast your vote by logging onto the website identified on the enclosed proxy card and following the instructions on the screen.

■	VOTE BY MAIL: You may cast your vote by mail by completing, signing, dating, and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

If you have any questions or require further assistance in voting your shares, please contact our proxy solicitor Alliance Advisors toll-free at 833-795-8497 or email MIND@AllianceAdvisors.com.

Sincerely,

[s] Robert P. Capps

Robert P. Capps

President and Chief Executive Officer

IF YOU HAVE RECENTLY MAILED YOUR PROXY CARD OR CAST YOUR VOTE BY PHONE OR INTERNET, PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.